Exhibit 10.18

FIRST AMENDMENT
OF THE
DADE BEHRING EMPLOYEE STOCK PURCHASE PLAN
(As Adopted November 2, 2002)

WHEREAS, Dade Behring Holdings Inc. (the “Company”) maintains the Dade Behring Employee Stock Purchase Plan as adopted by the Company on November 7, 2002 and approved by the shareholders on May 28, 2003 (the “Plan”); and

WHEREAS, the Company desires to amend the Plan to provide that the anti-dilution provisions of the Plan be made mandatory rather than discretionary to avoid unfavorable accounting treatment;

NOW, THEREFORE, by virtue and in exercise of the power reserved to the Company by Section 13.7 of the Plan and pursuant to the authority delegated to the undersigned officer of the Company, the Plan be and is hereby amended in the following particular:

Effective the date of adoption of this amendment by the Board of Directors of the Company, Section 9 of the Plan is amended to read as follows:

Section 9  Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

9.1.            Subject to any required action by the shareholders of the Company, the right to purchase Shares of Common Stock covered by a current Offering Period and the number of Shares which have been authorized for issuance under the Plan for any future Offering Period, the maximum number of Shares each Participant may purchase each Offering Period (pursuant to Section 5.3 hereof), as well as the price per Share and the number of Shares covered by each right under the Plan which have not yet been purchased shall be equitably adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, extraordinary cash dividend, combination or reclassification of the Common Stock, or recapitalization, reorganization, consolidation, split-up, spin-off, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company.  Except as expressly provided otherwise by the Committee, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares.

9.2.            Without limitation on the preceding provisions, in the event of any corporate transaction, the Committee shall make such adjustment it deems appropriate to prevent dilution or enlargement of rights in the number and class of Shares which may be delivered under Section 12, in the number, class of or price of Shares available for purchase under the Plan and in the number of Shares which a Participant is entitled to purchase and any other adjustments it deems appropriate.  Without limiting the Committee’s authority under this Plan, in the event of any transaction, the Committee may elect to have the options hereunder assumed or such options substituted by a successor entity, to terminate all outstanding options either prior to their expiration or upon completion of the purchase of Shares on the next Purchase Date, to shorten the Offering Period by setting a new Purchase Date, or to take such other action deemed appropriate by the Committee.

* * *

IN WITNESS WHEREOF, the Company has caused this amendment to be executed on its behalf by its duly authorized officer this 26th day of October 2006.

DADE BEHRING HOLDINGS, INC.

/S/	Louise S. Pearson
Vice President